CERTIFICATE FOR RENEWAL
                             AND REVIVAL OF CHARTER

     MAGIC Fingers, Inc., a corporation under the laws of Delaware, the charter of which was voided for non- payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

          1.   The name of this corporation is Magic Fingers, Inc.

          2. Its registered office in the State of Delaware is located at 1013 Centre Road, Wilmington, DE 19805, county of New Castle. The name and address of its registered agent is Corporation Service Company.

          3. The date of filing of the original certificate of Incorporation in Delaware was 7-28-61.

          4. The date when restoration, renewal, and revival of the charter of this company is to commence is the 28th day of February, 1999 same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

          5. This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 1999, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

     IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal extension and restoration of charters. Gordon Scott Venters the last and acting authorized officer hereunto set his/her hand to this certificate this 24th day of April 1999.

                                               BY: /s/ Gordon Scott Venters
                                                   ---------------------------
                                                       Gordon Scott Venters
                                               TITLE OF OFFICER: President/CEO

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 04/23/1999
991162445 - 0570716

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